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Exhibit 99

For more information contact:

Barb Bolens (414) 438-6940 - investors
Carole Herbstreit (414) 438-6882 -- media

BRADY CORPORATION TO ACQUIRE TRADEX CONVERTING AB, A GLOBAL SUPPLIER OF SELF-ADHESIVE COMPONENTS FOR THE MOBILE PHONE INDUSTRY

MILWAUKEE (April 7, 2006)--Brady Corporation (NYSE:BRC), a world leader in identification solutions and precision die-cut components, announced today that it has signed a definitive agreement to acquire Tradex Converting AB, headquartered in Kungalv, Sweden. The acquisition is subject to customary regulatory approvals.

     Tradex is a leading manufacturer and supplier of pressure sensitive, die-cut adhesive components for the mobile handset and electronics industries. Founded in 1965, Tradex had fiscal 2005 sales of approximately SEK 680 million ($90 million based on current exchange rates) and employs about 1,000 people around the world. The company has manufacturing operations in Sweden, China, South Korea and Brazil, and an extensive sales, engineering, prototyping and service network with offices strategically located in eight countries to support mobile handset manufacturers' design centers.

     Tradex's products are designed to provide exceptional joining, sealing, shielding, insulation and protection in the manufacturing of mobile phones and other hand-held communication devices. Its products include precision-cut adhesives and protective tapes for lenses and liquid-crystal displays; acoustic components including speaker cloths, meshes, adhesives, cushions and gaskets; EMI shielding; and printed circuit board insulators.

     "Brady has long been a supplier to the mobile phone industry, manufacturing dozens of precision components for the world's leading cell phone manufacturers. This is a market with strong annual compound growth rates and rapidly changing requirements for advanced features and functionality in mobile handsets. The combined breadth of solutions from Brady and Tradex will provide customers with one source for the widest array of precision die-cut parts and labeling solutions, while at the same time focusing on the automatic assembly process to ensure the lowest total cost solution," said Scott Hoffman, Brady vice president, global die-cut operations.

     "Ample capacity and responsiveness are two of the critical success factors in the short life-cycle of mobile electronics. By combining our resources, Brady and Tradex can ensure continued exceptional service in both regards," said Hans Eriksson, Tradex president and chief executive officer.

     Brady's global die-cut business currently has manufacturing operations in the United States, China, Singapore, Malaysia, Thailand, Brazil and Germany. Its products include custom die-cut and precision specialty materials for use in a wide range of products such as computer disk drives, cellular phones, consumer electronics, and medical materials and components.

     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 300,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 5,500 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 2005 sales were approximately $816 million. More information is available on the Internet at www.bradycorp.com.

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This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 - that is, statements related to future, not past events. In this context forward-looking statements often address our expected future business and financial performance, and often contain certain words such as "expect, anticipate, intend, plan, believe, seek, will, or may." Forward-looking statements by their nature address matters that are, to different degrees uncertain. For us, uncertainties arise from future financial performance of major markets we serve which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; future integration of and performance of acquired businesses; fluctuations in currency rates versus the US dollar; technology changes; interruptions to sources of supply; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature and those identified in reports we file with the SEC. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.